Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE dated as of June 19, 2008 (this “First Amendment”) is entered into by and between MARY AVENUE OFFICE, LLC, a California limited liability company, as successor-in-interest to Mary Avenue Office LLC, (“Lessor”), and BLUE COAT SYSTEMS, INC., a Delaware corporation (“Lessee”), with reference to the following:

R E C I T A L S

A. Lessor and Lessee are parties to that certain Triple Net Space Lease dated April 21, 2005 (the “Original Lease”) for the lease of certain premises (the “Existing Premises”), consisting of that certain approximately 116,586 square foot building (the “Building”) located at 420 North Mary Avenue in Sunnyvale, California. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

B. The term of the Original Lease is scheduled to expire on August 31, 2010.

C. Lessor and Lessee desire by this First Amendment to amend the Lease in order to, among other things, (i) include the “New Premises” described in Section 2 below as part of the Premises leased to Lessee under the Lease; (ii) extend the term of the Lease with respect to the Existing Premises and provide for a new term with respect to the New Premises; (iii) provide for the monthly rent to be paid by Lessee for the Existing Premises during the Extension Term (as defined below) and for the New Premises during the New Premises Term (as defined below); and (iv) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Recitals & References. The Recitals set forth above are incorporated herein as though set forth in full herein. All references to the “Lease” or “lease” appearing in this First Amendment or in the Original Lease shall mean, collectively, this First Amendment and the Original Lease as amended by this First Amendment.

2. Expansion of Premises. Effective as of the New Premises Commencement Date (as hereinafter defined), certain space in the amount of 116,586 square foot building commonly known as 410 North Mary Avenue in Sunnyvale, California and located in the Project, as shown on Exhibit A attached hereto (the “New Premises”), shall be added to the Lease. The Existing Premises and the New Premises shall be comprised of 233,172 square feet of aggregate Rentable Area and shall be collectively referred to as the “Premises”. The Premises are also shown on Exhibit A attached hereto.

3. Term.

(a) New Premises Term. As used herein, the term “New Premises Commencement Date” shall mean the earlier of (i) Lessee’s occupancy of the New Premises for the conduct of business therein or (ii) November 1, 2008, provided that Lessor has delivered possession of the New Premises to Lessee by such date. The term of the Lease with respect to the New Premises shall commence on the New Premises Commencement Date and expire on November 30, 2015(the “New Premises Expiration Date”), unless sooner terminated as provided for in the Lease. The period from the New Premises Commencement Date through the New Premises Expiration Date shall be referred to herein as the “New Premises Term”.

b. Extension of Term for Existing Premises. Lessor and Lessee acknowledge that the current term of the Lease with respect to the Existing Premises expires according to its terms on August 31, 2010. Notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that the term of the Lease with respect to the Existing Premises is hereby extended such that it shall expire on November 30, 2015, unless sooner terminated as provided for in the Lease. The period from September 1, 2010 through November 30, 2015 shall be referred to herein as the “Extension Term”.

c. Term. The New Premises Term and the Extension Term are collectively referred to as the “Terms”.

4. Early Entry. Upon the mutual execution of this First Amendment, and provided that Lessee has delivered to Lessor the New Letter of Credit (as defined below), certificates evidencing the insurance required under the Lease, Lessee and its employees and contractors may enter the New Premises, at Lessee’s sole risk, for the sole purpose of installing Lessee’s trade fixtures, equipment, telecommunications systems and other equipment therein and for constructing the Lessee Improvements (as defined in the Work Letter attached hereto as Exhibit B) to be made to the New Premises. Lessee’s occupancy of the New Premises prior to the New Premises Commencement Date shall be on all of the terms and conditions of this Lease (including but not limited to the obligation to pay utilities supplied to the Premises pursuant to Section 10.01 of the Lease), except the obligation to pay Base Rent, Operating Expenses and real property taxes allocable to the New Premises.

5. Option to Extend. The Option to Extend the Lease Term granted to Lessee pursuant to Section 3.02(a) of the Lease is hereby terminated and null and void. Lessee shall instead have two (2) options (collectively, the “New Extension Options”) to extend each of the Terms for periods of five (5) years each, on the same terms and provisions contained in the Lease, except that the Base Rent payable by Lessee during any such extended term shall be equal to one hundred percent (100%) of the Fair Market Rent for the Premises (as that term is defined in Section 3.02 of the Lease) as of the commencement of such extended term. Lessee shall exercise such New Extension Options, if at all, by providing Lessor with written notice thereof no sooner than twelve (12) months nor later than nine (9) months prior to the expiration of the then-applicable term or renewal term, as applicable, for the New Premises or Existing Premises, whichever is earlier. Lessee’s exercise of the above New Extension Options shall otherwise be subject to the remaining terms and provisions contained in Section 3.02 of the Lease, including but not limited to the conditions for exercise of the Option to Extend set forth Section 3.02(a). Lessee may only exercise the foregoing New Extension Options with respect to the entire Premises, and may not selectively exercise the New Extension Options solely for either the Existing Premises or the New Premises.

6. Monthly Rent.

a. New Premises Rent. In addition to paying all other amounts due under the Lease with respect to the New Premises, Lessee shall pay monthly base rent for the New Premises during the New Premises Term as follows:

New Premises Base Rent

Months of New Premises Term	Monthly Base Rent per Rentable Square Foot*	Monthly Base Rent	Annual Base Rent
1 – 12	$1.95	$227,342.70	$2,728,112.40
13 – 24	$2.02	$235,503.72	$2,826,044.64
25 – 36	$2.09	$243,664.74	$2,923,976.88
37 – 48	$2.16	$251,825.76	$3,021,909.12
49 – 60	$2.24	$261,152.64	$3,133,831.68
61 – 72	$2.32	$270,479.52	$3,245,754.24
73 – 85	$2.40	$279,806.40	$3,357,676.80

b. Existing Premises Rent. Notwithstanding anything in the Lease to the contrary and in addition to paying all other amounts due under the Lease with respect to the Existing Premises, Lessee shall pay monthly base rent for the Existing Premises during the Extension Term as follows:

Existing Premises Base Rent

Months of Extension Term	Monthly Base Rent per Rentable Square Foot*	Monthly Base Rent	Annual Base Rent
1 – 14	$2.09	$243,664.74	$2,923,976.88
15 – 26	$2.16	$251,825.76	$3,021,909.12
27 – 38	$2.24	$261,152.64	$3,133,831.68
39 – 50	$2.32	$270,479.52	$3,245,754.24
51 – 63	$2.40	$279,806.40	$3,357,676.80

c. Additional Rent. Lessee shall pay Lessee’s Share of Additional Rent (as provided for in Section 12(a) below) for the Existing Premises during the Extension Term and for the New Premises during the New Premises Term and any extensions thereof as provided for in Section 4.03 of the Lease.

7. Letters of Credit Security. Lessor is currently holding a letter of credit security in the amount of Eight Hundred Sixty-One Thousand Four Hundred Sixteen and 60/100 Dollars ($861,416.60), which was delivered by Lessee to Lessor pursuant to Section 4.06 of the Lease (the “Existing Letter of Credit Security”). Upon execution of this First Amendment, Lessee shall deposit with Lessor an unconditional, irrevocable letter of credit in substantially the same form as the Existing Letter of Credit Security, in an amount of Eight Hundred Forty-Nine Thousand Nineteen & 20/100 Dollars ($849,019.20) (the “New Letter of Credit Security”), which New Letter of Credit Security shall replace the Existing Letter of Credit Security. The New Letter of Credit Security will be subject to all of the terms and conditions applicable to the Existing Letter of Credit Security set forth in Section 4.06 of the Lease. Promptly upon receipt of the New Letter of Credit Security, Lessor shall return the Existing Letter of Credit Security to Lessee.

8. Condition of the Premises.

a. Existing Premises. Lessee acknowledges that it has been and continues to be in possession of the Existing Premises, is familiar with the condition of the Existing Premises and accepts the Existing Premises in its presently existing, “AS IS” and “WITH ALL FAULTS” condition, without representation, warranty or improvements by Lessor of any kind whatsoever.

b. New Premises. Lessor represents and warrants to Lessee that upon delivery of the New Premises to Lessee, the Building roof shall be in water-tight condition and the base building plumbing, electrical, elevators, bathroom cores and roll up doors in good working condition and the interior and exterior of the Building in compliance (without regard to the specific use for which Lessee will use the New Premises) with Title III of the Americans with Disabilities Act of 1990. In the event that Lessee determines, and Lessee notifies Lessor in writing within nine (9) months after the New Premises Commencement Date, that any of the obligations of Lessor set forth in this Section 8(b) were not performed, and such failure is not due to Alterations or Tenant Improvements to the Premises made by Lessee or Lessee’s activities at the Premises, then it shall be the obligation of Lessor (and together with its rights under Section 12.03 of the Lease the sole right and remedy of Lessee), after receipt of written notice from Lessee setting forth with specificity the nature of the failed performance, to promptly, within a reasonable time and at Lessor’s sole cost, correct same. Except as to certain defects which remain Lessor’s responsibility under Section 6.01(b) of the Lease, Lessee’s failure to give such written notice to Lessor within nine (9) months after the New Premises Commencement Date shall constitute a conclusive presumption that Lessor has complied with all of Lessor’s obligations under the foregoing Section 8(b), and any required correction after that date shall be performed by Lessee, at its sole cost and expense.

c. HVAC System. Additionally, Lessor shall, at Lessor’s sole expense, replace the existing heating, ventilation and air conditioning (“HVAC”) system serving the New Premises with an HVAC system of similar tonnage to that in the Existing Premises and provide a Building Management System pursuant to the scope of work outlined in Exhibit C. Subject only to the foregoing (including, but not limited to Section 8(b)) and Sections 5.04 and 6.01(b) of the Lease, and having made such inspection of the New Premises, Building and Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Lessee hereby accepts the New Premises in their present condition existing as of the New Premises Commencement Date, “AS IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the New Premises and any covenants or restrictions, liens, encumbrances and title exceptions of record. Except as otherwise expressly set forth herein, Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty as to the present or future suitability of the New Premises for the conduct of Lessee’s business. Lessor shall reimburse tenant for all costs associated with installation of all pneumatic controls, as well as repair of existing VAV boxes as necessary, which reimbursement shall not be deemed to constitute part of the New Premises Allowance; provided however, that Lessor shall have the option, at Lessor’s election, to install the foregoing pneumatic controls and perform any such necessary repairs to the existing VAV boxes itself.

9. Right of First Offer. As of the date of this First Amendment, Section 17.24 of the Lease is hereby terminated and deleted in its entirety and replaced with the following:

a. Grant. Subject to the terms of this Section 17.24, Lessor grants to Lessee during the Right of First Offer Term (as defined below) a one time only right of first offer (“Right of First Offer”) to lease any space which is available for lease in the building located at 430 North Mary Avenue in the Project (“Available Space”). For the purposes of this Section 17.24, such space shall not be deemed available for lease, and this Right of First Offer shall not apply, if the space in question is already leased to a tenant thereof who leases or re-leases such space pursuant to any then-existing or future right to extend the term of its lease or expand the size of its premises agreed upon in writing by Lessor and such tenant.

b. Term. The term of the Right of First Offer (“Right of First Offer Term”) shall commence on the New Premises Commencement Date of this Lease and shall terminate on the New Premises Expiration Date.

c. Covenants of Lessor. Subject to the conditions precedent established by subsection (e) below, if at any time during the Right of First Offer Term Lessor decides to offer any Available Space for lease to a bona fide third party, Lessor shall first provide Lessee with a written notice (“Offer Notice”) detailing (i) the rent at which said Available Space is being offered to the third party, (ii) the rentable square footage and location thereof, (iii) the date the Available Space will become available and (iv) all other terms upon which Lessor proposes to lease the Available Space to Lessee.

d. Exercise of Lessee’s Right of First Offer. Subject to the conditions precedent established by subsection (e) below, Lessee may exercise Lessee’s Right of First Offer to lease all (but not less than all) of the Available Space described in the Offer Notice by providing Lessor with written notice (“Acceptance Notice”) thereof within five (5) business days of Lessor’s delivery to Lessee of the Offer Notice. If Lessee does not exercise its Right of First Offer within said five (5) business day period, Lessor shall be relieved of Lessor’s obligation to lease the Available Space mentioned in the Offer Notice to Lessee and the provisions of this Section 9 shall not apply to Lessor, except if Lessor, within one hundred twenty (120) days after the date of the Offer Notice, offers the Available Space for the same time period specified in the Offer Notice at a base rent which is less than ninety percent (90%) of the base rent specified in the Offer Notice, Lessor shall first re-offer such space to Lessee with those new terms and Lessee shall have the right to exercise such new Offer Notice within the time period set forth in this Subsection 17.24.

e. Conditions to Right of First Offer. Notwithstanding anything to the contrary in this Section 17.24, Lessor shall have no obligation to provide Lessee with an Offer Notice, and Lessee shall have no right to exercise Lessee’s Right of First Offer, if: (i) Lessee is in default either: (a) at the time Lessor seeks to lease the Available Space in question, or at the time Lessee seeks to give Lessor an Acceptance Notice, whichever, is relevant, or (b) upon the date Lessee seeks to take possession of the Available Space referenced in the Offer Notice, (ii) Lessee has assigned this Lease or sublet more than fifty percent (50%)of the rentable space located in the Premises to a party other than an Affiliate, (iii) Lessee then occupies less than fifty (50%) of the Premises; or (iv) Lessee has received more than three (3) notices of defaults from Lessor during the Term of this Lease. Lessee’s Right of First Offer shall be personal to Lessee and Lessee’s Affiliate and shall not be transferable with any assignment of this Lease or subletting of the Premises, in each instance except to an Affiliate.

f. Terms for Right of First Offer. In the event that Lessee exercises Lessee’s Right of First Offer, Lessee’s occupancy of the Available Space taken shall be on all of the same terms and conditions described in the Offer Notice, except that the Base Rent due for the Available Space taken shall be one hundred percent (100%) of the Fair Market Rent (as defined in Section 3.02(b) of the Lease) for such Available Space. In such event, Lessee’s Share due hereunder shall also be adjusted accordingly.

g. Amendment to Lease. Lessor and Lessee hereby agree to execute an amendment to this Lease (“Lease Amendment”) prior to Lessee’s occupancy of the Available Space in question. The Lease Amendment shall specify, among other things, the Rent, date of occupancy, increase in Lessee’s Share and square footage of the Available Space taken in connection with Lessee’s exercise of Lessee’s Right of First Offer. If Lessee does not execute such a Lease Amendment within the later of (a) five (5) business days of Lessor’s presentation of a Lease Amendment properly embodying the terms of the Offer Notice (as may be amended upon the mutual agreement of the parties); and (b) fifteen (15) business days after the date on which it provides Lessor with the Acceptance Notice, then, at Lessor’s option, Lessee’s rights hereunder shall be void and terminated, but, otherwise, a valid exercise of Lessee’s Right of First Offer shall be fully effective, whether or not such amendment is executed.

10. Parking. All provisions of Section 2.03 remain in full force and effect. Lessee shall continue to have the non-exclusive use of its proportionate share of the parking spaces located within the Common Area, which is currently three and one-half (3.5) spaces per one thousand (1,000) square feet of usable space within the Premises. Currently ten (10) of Lessee’s proportionate share of the parking spaces are marked for Lessee’s exclusive use pursuant to Section 2.03 of the Lease and the parking podium, while still considered part of the Common Area, shall continue to be for the exclusive use of Lessee.

11. Furniture. Notwithstanding anything to the contrary in the Lease, Lessor and Lessee acknowledge that no furniture is being leased to Lessee in connection with the lease of the New Premises.

12. Operating Expenses.

a. Lessee’s Share. Notwithstanding anything to the contrary in the Lease, as of the New Premises Commencement Date, Lessee’s Share of Operating Expenses for the Project shall be sixty-six and two thirds percent (66.7%). The limitations on Lessee’s Share of Operating Expenses during the first eighteen (18) months of the Lease Term set forth in Section 4.04(c) of the Lease are not applicable to the Extension Term or New Premises Term and are hereby deleted.

b. Capital Expenditures. As of the New Premises Commencement Date, the thresholds relating to capital expenditures set forth in the second paragraph of Section 4.04(a) shall be increased as follows: If Lessee’s Share of the cost of any particular capital expenditure to the Project exceeds Thirty Thousand Dollars ($30,000), or if Lessee’s Share of the cost of any particular capital expenditure in either the New Premises or the Existing Premises exceeds Thirty Thousand Dollars ($30,000) (the “Premises Capital Expenditure Limit”), then such cost shall be amortized over its useful life and the amount includible in Operating Expenses shall be limited to the monthly amortized cost thereof. The Premises Capital Expenditure Limit shall now apply to the Premises on a per-building basis.

13. Insurance Deductibles. Section 7.01 of the Lease is hereby amended to provide that, Lessee’s Share of any deductibles under any insurance policy carried by Lessor with respect to the Premises shall not exceed One Million Dollars ($1,000,000).

14. Lessee Improvements. Upon execution of this First Amendment, Lessor and Lessee shall also execute the Work Letter attached hereto as Exhibit B (the “Work Letter”). Lessee shall cause certain Lessee Improvements (as defined therein) to be performed to the New Premises and Existing Premises pursuant to the terms of the Work Letter. Lessee shall not be required to remove or restore the initial improvements made by Lessee to the New Premises pursuant to the Work Letter. However, all subsequent alterations and additional improvements shall be subject to the provisions of Section 6.03 of the Lease.

15. Stairwell.

a. New Premises. Lessor hereby consents to Lessee’s addition of a stairwell between the second and third floors of the New Premises, provided that the design, construction and installation of such stairwell shall be subject to the terms and conditions of Section 6.03 of the Lease. The stairwell shall be similar to the stairwell added by Lessee to the Existing Premises and all costs associated with the addition of the stairwell shall be Lessee’s sole responsibility. Lessee shall, subject to Lessor’s reasonable approval, select a contractor to construct the stairwell. Lessor agrees that Lessee shall not be required to remove the stairwell installed in the New Premises upon expiration or earlier termination of the Lease.

b. Existing Premises. Lessor hereby agrees that Lessee shall not be required to remove the stairwell installed by Lessee between the second and third floors of the Existing Premises upon expiration or earlier termination of the Lease. The New Letter of Credit Security shall not include any amount for restoration of the stairwell in the Existing Premises.

16. Fencing. Subject to approval by the City of Sunnyvale, Lessee shall have the right, at Lessee’s sole cost and expense, to construct a fence (type and height to be approved by Lessor, in Lessor’s reasonable discretion, prior to commencement of construction) at the rear of the Project and behind the parking structure. Without limiting the foregoing, such fence shall be consistent with the quality of the Project in general.

17. Satellite Dish. Tenant may install a satellite dish and other similar communications equipment on the roof of the New Premises, subject to the terms and conditions of Section 17.25 of the Lease.

18. Alterations. Section 6.03 of the Lease states that Lessee may make certain Alterations without Lessor’s consent if the cost of such Alterations does not exceed collectively One Hundred Twenty Thousand Dollars ($120,000) in any twelve (12) month period (the “Alterations Limit”). The Alterations Limit shall now apply to the Premises on a per-building basis.

19. Lessor’s Recapture Rights. Subsection 11.06 of the Lease gives Lessor the right to respond to a request by Lessee to assign the Lease or sublet or otherwise transfer more than fifty percent (50%) of the Premises (the “Recapture Threshold”) for more than fifty percent (50%) of the Lease Term by recapturing the “Recapture Space” on the terms described therein. The Recapture Threshold shall now apply to the Premises on a per-building basis.

20. Signage. As of the date of this First Amendment, Section 17.15 of the Lease is hereby terminated and deleted in its entirety and replaced with the following:

a. Building and Monument Signs. Subject to the terms of this Section 17.15 and the Lease, Lessee may, at Lessee’s sole expense, install signage: (i) on the exterior of the building in which the Existing Premises is located, (ii) on the exterior of the building in which the New Premises is located, and (iii) on sixty-six and two-thirds percent (66 and 2/3%) of the monument signage for the Project. In addition, Lessee may also install directional signage on the grounds of the New Premises, Existing Premises and Common Areas, subject to the provisions of this Section 17.15.

b. Installation of Lessee’s Signs. Lessee shall not place any sign outside (or visible from the outside) of the New Premises or Existing Premises without Lessor’s prior written consent, which consent shall not be unreasonably withheld, and subject to Lessee’s obtaining approval by the City of Sunnyvale. Lessee, at its sole cost and expense, after obtaining Lessor’s prior written consent, shall install, maintain and remove prior to expiration of this Lease (or within ten (10) days after any earlier termination of this Lease) all signage in full compliance with (i) all applicable laws, statutes, ordinances and regulations, (ii) all provisions of this Lease concerning Alterations and (iii) Lessor’s signage policy set forth in Exhibit “C” of the Lease.

c. Illuminated Signage. Lessor is currently working with Lessor’s sign consultant and the City of Sunnyvale Planning Department to develop building signage criteria that includes the provision for Lessee to install a back lit (halo illumination) sign on the exterior of the Existing Premises and the New Premises. Said criteria will be based on Lessor’s reasonable judgment of appropriate sign standards and locations for the Project, and City of

Sunnyvale Planning codes as they pertain to illuminated signs. Furthermore, without limiting the foregoing, Lessee acknowledges that all of Lessee’s signage at the Project must be aesthetically uniform and as a result, if Lessee, subject to the foregoing requirements, installs any new back lit signage with respect to the New Premises or otherwise, it will be also required to modify its other building signage (including, but not limited to, the building signage for the Existing Premises) so as to maintain consistency among the same.

d. Termination of Right. Notwithstanding anything to the contrary in this Section 17.15 or the Lease, Lessee’s right to maintain a sign on a building leased by Lessee shall immediately cease and Lessee shall upon demand remove the signage on the exterior of the applicable building in accordance with Subsection 17.15(f) below if Lessor shall exercise Lessor’s recapture rights pursuant to Section 11.06 of the Lease. The foregoing termination of right shall apply on a per building basis.

e. Garage Signage. Subject to the terms of this Section 17.15 and the Lease, Lessee may, at Lessee’s sole expense, paint Lessee’s logo on the top deck of the parking podium structure.

f. Removal. Upon the expiration or earlier termination of this Lease or of Lessee’s right to maintain any of the building, monument or other signs described herein, Lessee shall, at Lessee’s sole cost and expense, remove such signs, repair any damage caused by such removal and return the area in which such sign was located to the condition in which it existed prior to the installation of such sign.

21. Estoppel. Lessee hereby certifies and acknowledges, that as of the date hereof, to the best of Lessee’s knowledge, (a) Lessor is not in default in any respect under the Lease, (b) Lessee does not have any defenses to its obligations under the Lease, and (c) there are no offsets against rent payable under the Lease, except for prepaid rent through June 30, 2008 (not to exceed one month). Lessee acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Lessor in entering into this First Amendment; (ii) such representations are being made by Lessee for purposes of inducing Lessor to enter into this First Amendment; and (iii) Lessor is relying on such representations in entering into this First Amendment.

22. Brokers. Each party hereby represents and warrants to the other party that neither party has entered into any agreement or taken any other action which might result in any obligation on the part of the other party to pay any brokerage commission, finder’s fee or other compensation with respect to this First Amendment other than to Cornish & Carey Commercial (“Lessor’s Broker”) and CB Richard Ellis (“Lessee’s Broker”, and together with Lessor’s Broker, the “Brokers”), and each party making this representation agrees to indemnify and hold the other party harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by reason of any breach or inaccuracy of such representation or warranty. Lessor shall pay a commission to the Brokers pursuant to the terms of a separate written agreement, with one half of such fee being paid upon the mutual execution of this First Amendment and the other half payable on the New Premises Commencement Date.

23. Ratification. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Original Lease and this First Amendment, this First Amendment shall control.

24. Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this First Amendment or any provision thereof, for damages by reason of any alleged breach of this First Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

25. Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this First Amendment has been executed by the parties as of the date first referenced above.

“Lessor”

MARY AVENUE OFFICE, LLC, a California limited liability company

By:	MAO Management, Inc. a California corporation, its managing member

	By:	/s/ Jay Paul
	Name:	Jay Paul
	Title:	President

“Lessee”

BLUE COAT SYSTEMS, INC., a Delaware corporation

By:	/s/ Betsy E. Bayha
Name:	Betsy E. Bayha
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT “B”

To

MARY AVENUE OFFICE, LLC

FIRST AMENDMENT TO LEASE

to

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

For

PREMISES

at

410 and 420 N. Mary Avenue

Sunnyvale, California

WORK LETTER AGREEMENT FOR LESSEE IMPROVEMENTS

AND INTERIOR SPECIFICATION STANDARDS

This Work Letter Agreement (“Work Letter”) shall set forth the terms and conditions relating to the construction of Lessee Improvements within the Premises. This Work Letter is essentially organized chronologically and is intended to address the issues of the construction of Lessee Improvements at the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “the Lease” shall mean the relevant portions of the Triple Net Space Lease between Mary Avenue Office, LLC and Blue Coat Systems, Inc. dated April 21, 2005, as amended by that certain First Amendment to Lease of even date herewith to which this Work Letter is attached as Exhibit “B,” and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Work Letter. “Lessor” herein shall have the same meaning as “Lessor” in the Lease and “Lessee” herein shall have the same meaning as “Lessee” in the Lease.

SECTION I

DELIVERY OF THE BASE BUILDING

1.1 Delivery by Lessor. On the New Premises Commencement Date, following the full execution and delivery of the First Amendment and this Work Letter by Lessor and Lessee, Lessor shall deliver the New Premises to Lessee, and Lessee shall accept the New Premises from Lessor in accordance with the terms and conditions of the Lease including, without limitation, Section 8(b) of the First Amendment.

SECTION 2

LESSEE IMPROVEMENTS

2.1 Lessee to Construct. At Lessee’s sole cost and expense, Lessee shall construct certain interior improvements in conformance with the Approved Working Drawings described below (“Lessee Improvements”) and subject to all the terms and conditions of the Lease and this Work Letter. Lessee Improvements are estimated to be completed by November 1, 2008, the New Premises Commencement Date, and said New Premises Commencement Date shall not be extended.

2.2 Lessee Improvement Allowance.

2.2.1 Lessee Improvement Allowance for the Existing Premises. Lessor shall provide a lessee improvement allowance (the “Existing Premises Allowance”) in the amount of Five Hundred Eighty-Two Thousand Nine Hundred and Thirty Dollars ($582,930) to be used by Lessee solely for Lessee Improvement Allowance Items (as defined in Section 2.3.1 below) to the Existing Premises pursuant to those certain plans and specifications as such plans and specifications are ultimately approved as the Final Space Plan (as defined below). The Existing Premises Allowance must be used on or before August 31, 2011 or any unused portion of the Existing Premises Allowance shall be waived and forfeited as to Lessee. Notwithstanding the foregoing, in no event shall the Existing Premises Allowance be payable by Lessor prior to September 1, 2010. Also, if the actual cost of the relevant Lessee Improvement Allowance Items is less than the amount of the Existing Premises Allowance, the unused portion of the Existing Premises Allowance shall be forfeited by Lessee.

2.2.2 Lessee Improvement Allowance for the New Premises. Lessor shall provide a lessee improvement allowance (the “New Premises Allowance”) in the amount of Four Million Eighty Thousand Five Hundred and Ten Dollars ($4,080,510) to be used by Lessee solely for retrofitting the New Premises pursuant to those certain plans and specifications as such plans and specifications are ultimately approved as the Final Space Plan (as defined below). The New Premises Allowance must be used on or before the first anniversary of the New Premises Commencement Date or any unused portion of the New Premises Allowance shall be waived and forfeit as to Lessee. Also, if the actual cost of the relevant Lessee Improvement Allowance Items is less than the amount of the New Premises Allowance, the unused portion of the New Premises Allowance shall be forfeited by Lessee.

2.2.3 Use of Allowances. The Existing Premises Allowance and the New Premises Allowance are collectively herein referred to as the “Allowances”. Notwithstanding anything to the contrary contained herein, the New Premises Allowance may only be used with respect to the relevant Lessee Improvement Allowance Items for the New Premises and the Existing Premises Allowance may only be used with respect to the relevant Lessee Improvement Allowance Items for the Existing Premises. Lessee shall not be allowed to apply any unused portion of the New Premises Allowance to the Existing Premises Allowance or vice versa. The Allowances shall be used towards the costs of Lessee Improvement Allowance Items only (defined below) and Lessor shall be under no obligation to fund costs relating to furniture and equipment including, without limitation, screening or viewing equipment, trade fixtures, moving expenses and other personal property, but costs for telecommunications, security, data, alarm systems and equipment which is an integral part thereof (and wiring and cabling therefore) shall be included in Lessee Improvement Allowance Items. In no event shall Lessor be obligated to make disbursements of Lessor’s funds pursuant to this Work Letter in a total amount which exceeds the cost of the Lessee Improvement Allowance Items. All such improvements shall be subject to all of the terms of this Exhibit B.

2.3 Disbursement of the Lessee Improvement Allowance.

2.3.1 Lessee Improvement Allowance Items. Except as otherwise set forth in this Work Letter (and subject to Lessor’s obligations under Section 5.04 of the Lease), each of the Allowances shall be disbursed by Lessor (pursuant to Lessor’s disbursement process as described below) for costs of the demolition, design and construction of the Lessee Improvements to the Existing Premises or New Premises, as applicable, including the following items and costs (collectively, the “Lessee Improvement Allowance Items”):

2.3.1.1 payment of fees of the “Architect,” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter and any fees paid by Lessee to a project manager and other construction and/or design consultants as well as all other reasonable, actual and documented out-of-pocket costs reasonably expended by Lessor or Lessee in connection with the construction of the Lessee Improvements;

2.3.1.2 the payment of plan check, permit and license fees relating to construction of the Lessee Improvements;

2.3.1.3 the cost of construction of the Lessee Improvements, including, without limitation, contractor’s fees and general conditions, costs of materials and services, testing and inspection costs, costs of trash removal, demolition, utility hook-up charges, hoist fees, parking fees and utilities usage;

2.3.1.4 the cost of any changes (which are not Lessor obligations under Sections 5.04 or 6.01 of the Lease) to the Construction Drawings or Lessee Improvements required by the applicable laws; and

2.3.1.5 sales and use taxes, gross receipts taxes and Title 24 fees.

2.3.2 Disbursement of the Allowances. Lessor shall disburse to Lessee an amount equal to the lesser of the cost of the Lessee Improvement Allowance Items or the Lessee Improvement Allowance for the Existing Premises or New Premises, as relevant. Disbursement of the Allowances shall be as follows:

2.3.2.1 The first progress payment is scheduled to be made on October 15, 2008 for amounts incurred through September 30, 2008, subject to satisfaction of the following:

(a) Lessee shall have delivered to Lessor, at least fifteen (15) days prior to the date on which the first payment is scheduled to be made, a reasonably detailed invoice setting forth all amounts incurred for which Lessee seeks reimbursement by the first progress payment;

(b) Certificates of insurance evidencing all insurance coverage required under the Lease and this Work Letter have been delivered;

(c) Copies of unconditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s contractors and their subcontractors and material suppliers covering all work and materials for the Lessee Improvements;

(d) Copies of the Contractor’s (as defined below) payment application AIA Form G-702 (including G-703 schedule of values), signed by the Contractor and Architect;

(e) Evidence of payment of all invoices for Lessee Improvement Allowance Items being reimbursed with the progress payment; and

(f) Such other documents and information as Lessor may reasonably request.

2.3.2.2 The second and final payment will be made when each of the following have occurred for the Existing Premises or New Premises, as relevant:

(a) The Lessee Improvements have been substantially completed in accordance with the Approved Working Drawings, the permits for such Lessee Improvements and all applicable Laws;

(b) Lessee’s architect has certified that the Lessee Improvements have been constructed in accordance with the Approved Working Drawings. In addition, Lessor shall have been provided with the opportunity to inspect the Premises so that Lessor can be reasonably satisfied of the final completion of the Lessee Improvements in accordance with the Approved Plans;

(c) The applicable governmental authorities have performed a final inspection of the Lessee Improvements and determined that the Lessee Improvements have been completed in accordance with the permits therefor and all applicable laws, and Lessee shall have delivered to Lessor a copy of the signed final inspection by the City of Sunnyvale and all other certifications and approvals with respect to the Lessee Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises;

(d) Certificates of insurance evidencing all insurance coverage required under the Lease and this Work Letter have been delivered;

(e) A copy of each material guaranty, warranty and O&M manual applicable to the Lessee Improvements have been delivered. At Lessor’s request, Lessee shall enforce, at Lessee’s expense, all guarantees and warranties made with respect to the Lessee Improvements;

(f) Such other documents and information as Lessor may reasonably request;

(g) Copies of unconditional waivers and releases of lien upon progress payment in such form as Lessor reasonably requires from all of Lessee’s contractors and their subcontractors and material suppliers covering all work and materials for the Lessee Improvements; and

(h) Final “as built” plans (two (2) sets) and certified air balance reports for the Lessee Improvements. The “as-built” plans shall be prepared on the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format.

2.4 Lessee Improvement Specifications. Lessor has established certain specifications (the “Specifications”) for the Building standard components to be used in the construction of Lessee Improvements in the Premises. The Specifications are those set forth in Schedule 1 to Exhibit E of the Original Lease. The quality of Lessee Improvements shall be equal to or of greater quality than the quality of the Specifications.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Preparation of Drawings. Lessee shall retain an architect/space planner reasonably approved by Lessor (the “Architect”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, sprinkler and any other work to be conducted in the New Premises and Existing Premises, as applicable. In connection therewith, Lessor, at Lessor’s sole expense, shall provide Lessee’s architect with a CAD file showing detailed existing conditions of the New Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be referenced collectively as the “Construction Drawings.” All Construction Drawings shall comply with drawing format and specifications determined by Lessor, and shall be subject to Lessor’s reasonable approval, which Construction Drawings shall contain the information listed on Schedule 1 attached hereto. Lessee and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Lessee and Architect shall be solely responsible for the same, and Lessor shall have no responsibility in connection therewith. Lessor’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Lessor’s review of the same, or obligate Lessor to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Lessor or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor’s space planner, architect, engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Lessee’s waiver and indemnity set forth in Section 7.07(a) of the Lease shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. Lessee shall supply Lessor with four (4) copies signed by Lessee of its final space plan for the New Premises and Existing Premises, as applicable, before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Lessor may request clarification or more specific drawings for special use items not included in the Final Space Plan. Lessor shall advise Lessee within five (5) business days after Lessor’s receipt of the Final Space Plan if the same is reasonably unsatisfactory or incomplete in any respect. If Lessee is so advised, Lessee shall cause the Final Space Plan to be revised to correct any deficiencies or other matters Lessor may reasonably require and submit the revised Final Space Plan to Lessor for its approval no later than five (5) business days after Lessor delivers its advice. If Lessor makes any objections to the Final Space Plan, and provided such objections are reasonable, Lessee shall revise the Final Space Plan and cause such objections to be remedied in the revised Final Space Plan. Within two (2) business days after Lessor receives the revised Final Space Plan, Lessor shall approve or reasonably disapprove such revised Final Space Plan. This procedure shall be repeated until the Final Space Plan is finally approved by Lessor and written approval has been delivered to and received by Lessee. Lessor’s failure to advise timely shall be deemed approval.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Lessor, Lessee shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Lessor and Lessee, Lessee shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings with complete specifications in a form which is complete to allow subcontractors to bid on all of the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit to Lessor for Lessor’s approval, four (4) copies signed by Lessee of such Final Working Drawings. Lessor shall advise Lessee within seven (7) business days after Lessor’s receipt of the Final Working Drawings for the New Premises and Existing Premises, as applicable, if the same is reasonably unsatisfactory or incomplete in any respect. If Lessee is so advised, Lessee shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Lessor in connection therewith and submit the revised Final Working Drawings to Lessor no later than seven (7) business days after Lessor delivers its advice. If Lessor makes any objections to the Final Working Drawings, and provided such objections are reasonable, Lessee shall revise the Final Working Drawings and cause such objections to be remedied in the revised Final Working Drawings. Within two (2) business days after Lessor receives the revised Final Working Drawings, Lessor shall approve or reasonably disapprove such revised Final Working Drawings. This procedure shall be repeated until the Final Working Drawings is finally approved by Lessor and written approval has been delivered to and received by Lessee. Lessor’s failure to advise timely shall be deemed approval. Lessor acknowledges that Lessee plans to utilize design-build MEPFS sub contractors.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Lessor (the “Approved Working Drawings”) prior to the commencement of construction of the Lessee Improvements by Lessee. After approval by Lessor of the Final Working Drawings, Lessee shall submit the same to the City of Sunnyvale for all applicable building permits. Lessee hereby agrees that neither Lessor nor Lessor’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Lessee’s responsibility; provided, however, that Lessor shall cooperate with Lessee in a timely manner in executing permit applications and performing other ministerial acts reasonably necessary to enable Lessee to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor, which consent may not be unreasonably withheld, conditioned or delayed. A change shall be deemed “material” if the value of the change exceeds one hundred thousand dollars ($100,000).

3.5 Reimbursement of Lessor’s Review Costs. Lessee shall promptly reimburse Lessor for Lessor’s actual out-of-pocket costs incurred in reviewing the Construction Drawings, Final Space Plan, Final Working Drawings and related materials related to the Lessee Improvements for both the Existing Premises and the New Premises, provided that in no event shall Lessee be obligated to reimburse Lessor for such costs in an amount in excess of one percent (1%) of the Existing Premises Allowance and the New Premises Allowance, respectively.

SECTION 4

CONSTRUCTION OF THE LESSEE IMPROVEMENTS

4.1 Lessee’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Lessee to construct the Lessee Improvements pursuant to a written construction contract (“Construction Contract”). Such general contractor (“Contractor”) shall be selected by Lessee subject to Lessor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed provided that such contractor is a California licensed contractor with a successful track record of constructing first class Lessee improvements in first class office buildings and has never been involved in a material dispute with Lessor. Lessor hereby approves Lessee’s use of either SC Builders, OPI, XL or Tico as the Contractor.

4.1.2 Lessee’s Agents. The Contractor and architect used by Lessee (such parties, , to be referred to collectively as “Lessee’s Agents”) must be approved in writing by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed. Lessor does not have approval rights over Contractor’s subcontractors. If Lessor does not approve any of Lessee’s Agents, Lessee shall submit other proposed agents for Lessor’s written approval. Notwithstanding the foregoing, Lessee shall retain agents of good reputation with the requisite skills, qualifications and experience in connection with any work to be performed in the New Premises and Existing Premises, as applicable.

4.2 Construction of Lessee Improvements by Lessee’s Agents.

4.2.1 Construction Contract, Cost Budget. Within two (2) business days of its execution by Lessee and Contractor, Lessee shall deliver a copy of the Construction Contract and the budget for the construction of the Lessee Improvements.

4.2.2 Lessee’s Agents.

4.2.2.1 Lessor’s General Conditions for Lessee’s Agents and Lessee Improvement Work. Lessee’s and Lessee’s Agent’s construction of the Lessee Improvements shall comply with the following: (i) the Lessee Improvements shall be constructed in accordance with the Approved Working Drawings; and (ii) Lessee shall abide by and cause all of Lessee’s Agents to abide by all rules made by Lessor’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other Lessees, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Lessee Improvements. Lessee shall reimburse Lessor within ten (10) business days after demand, for all costs of repair and cleanup incurred by Lessor for damage to the Project, the Premises, the Building or any contents thereof (including, without limitation Furniture) caused by Lessee or Lessee’s Agents or debris, litter or other materials or matter left within the premises at any time.

4.2.2.2 Indemnity. Lessee’s indemnity of Lessor as set forth in Section 7.07(a) of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Lessee or Lessee’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Lessee’s non-payment of any amount arising out of the Lessee Improvements and/or Lessee’s disapproval of all or any portion of any request for payment. Such indemnity by Lessee, as set forth in Section 7.07(a) of the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Lessor’s performance of any ministerial acts reasonably necessary (i) to permit Lessee to complete the Lessee Improvements, and (ii) to enable Lessee to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3 Requirements of Lessee’s Agents. Each of Lessee’s Agents shall guarantee to Lessee and for the benefit of Lessor that the portion of the Lessee Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Lessee’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such Lessee’s Agent. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with the removal, repair or replacement of all or any part of the Lessee Improvements, and/or Building and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Lessee Improvements shall be contained in the agreement with the Lessee’s Agent and shall be written such that such guarantees or warranties shall inure to the benefit of both Lessor and Lessee, as their respective interests may appear, and can be directly enforced by either. Lessee covenants to give to Lessor any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. Lessee’s Contractor shall carry worker’s compensation insurance covering all of its respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Lessee as set forth in Section 7.04 of the Lease.

4.2.2.4.2 Special Coverages. Lessee shall carry “Builder’s All Risk” insurance in an amount approved by Lessor covering the construction of the Lessee Improvements, and such other insurance as Lessor may reasonably require, it being understood and agreed that the Lessee Improvements shall be insured by Lessee pursuant to Section 7.02 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Lessor including, but not limited to, the requirement that all of Lessee’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Lessee as set forth in Section 7.05 of the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance required pursuant to this Section 4.2.2.4 shall be delivered to Lessor before the commencement of construction of the Lessee Improvements and before the Contractor’s equipment is moved onto the Project. All such policies of insurance must contain a provision that the company writing said policy will give Lessor thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Lessee Improvements are damaged by any cause during the course of the construction thereof, Lessee shall immediately repair the same at Lessee’s sole cost and expense. Lessee’s Agents shall maintain all of the foregoing insurance coverage in force until the Lessee Improvements are fully completed and accepted by Lessor, which acceptance shall not unreasonably be withheld or delayed. All policies carried under this Section 4.2.2.4 shall insure to the benefit of Lessor and Lessee, as their interests may appear, as well as to Contractor and Lessee’s Agents. All insurance, except Workers’ Compensation, maintained by Lessee’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Lessor and that any other insurance maintained by Lessor is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Lessor by Lessee under Section 4.2.2.2 of this Work Letter.

4.2.3 Governmental Compliance. The Lessee Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Lessor. Lessor shall have the right to inspect the Lessee Improvements at all reasonable times, provided however, that Lessor’s failure to inspect the Lessee Improvements shall in no event constitute a waiver of any of Lessor’s rights hereunder nor shall Lessor’s inspection of the Lessee Improvements constitute Lessor’s approval of the same. Should Lessor reasonably disapprove any portion of the Lessee Improvements, Lessor shall notify Lessee in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Lessor of, the Lessee Improvements shall be rectified by Lessee at no expense to Lessor, provided however, that in the event Lessor determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Lessee Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air-conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other lessee’s use of such other lessee’s leased premises, Lessor may take such action as Lessor deems reasonably necessary, at Lessee’s expense and without incurring any liability on Lessor’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Lessee Improvements until such time as the defect, deviation and/or matter is corrected to Lessor’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Lessee shall hold periodic meetings at a reasonable time with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Lessee Improvements. Lessee shall provide Lessor with reasonable advance written notice of all such meetings to enable Lessor’s representative to attend and participate.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Lessee Improvements, Lessee shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Lessor upon such recordation. If Lessee fails to do so, Lessor may execute and file the same on behalf of Lessee as Lessee’s agent for such purpose, at Lessee’s sole cost and expense. At the conclusion of construction, (i) Lessee shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of mylar “as-built” drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) deliver to Lessor two (2) printed sets and one (1) electronic set in CAD format on CD of such record drawings within sixty (60) days following issuance of a final permit accepting the work of Lessee Improvements or similar final sign-off, and (ii) Lessee shall deliver to Lessor a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1 Lessee’s Representative. Lessee has designated Tom Smith, Director of Facilities, as its sole representative with respect to the matters set forth in this Work Letter, who, until further written notice to Lessor, shall have full authority and responsibility to act on behalf of the Lessee as required in this Work Letter.

5.2 Lessor’s Representative. Lessor has designated Janette Sammartino as its sole representatives with respect to the matters set forth in this Work Letter, who, until further written notice to Lessee, shall have full authority and responsibility to act on behalf of the Lessor as required in this Work Letter.

5.3 Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Lessor, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Lessor.

5.4 Lessee’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if any material default as described in Section 12.01 of Lease or failure by Lessee to timely observe or perform an obligation under this Work Letter has occurred at any time on or before the substantial completion of the Lessee Improvements, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease, Lessor shall have the right to cause Contractor to cease the construction of the Lessee Improvements (in which case, Lessee shall be responsible for any further delay in the substantial completion of the Lessee Improvements caused by such work stoppage), and (ii) all other obligations of Lessor under the terms of this Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease (in which case, Lessee shall be responsible for any delay in the substantial completion of the Lessee Improvements caused by such inaction by Lessor), and (iii) the date on which payment of Base Rent is to commence under the Lease shall not be affected.

5.5 Lessee’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Lessee shall conduct their activities in and around the Project, the Premises, the Building or any contents thereof (including, without limitation Furniture) in a harmonious relationship with all other subcontractors, laborers, materialmen and suppliers at the Project and the Premises.

5.6 Change Orders. No material changes, modifications or alterations in the Approved Working Drawings in the Lessee Improvement work pursuant thereto (collectively referred to as “Change Orders”) shall be made by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessor will respond to Lessee’s submission of all requests for Change Orders for Lessor approval within three (3) business days from Lessor’s actual receipt. All requests for Change Orders shall be made in writing. Once approved in writing, such Change Orders shall become a part of the Approved Working Drawings. Without limiting the foregoing, a Change Order shall be automatically deemed “material” if such Change Order exceeds One Hundred Thousand Dollars ($100,000) in cost or if it could affect any of the Building systems or structure.

5.7 Assumption of the Risk. Lessee accepts, assumes and shall be solely responsible for all risks for the construction and installation of the Lessee Improvements other than for risks resulting from the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents, contractors or subcontractors.

5.8 No Partnership. Nothing in this Work Letter shall cause Lessor and Lessee to be partners or joint venturers.

5.9 Hazardous Materials. If the construction of the Lessee Improvements or Lessee’s move into the Premises will involve the use of Hazardous Materials, Lessee shall comply with Lessor’s rules and regulations concerning such Hazardous Materials.

IN WITNESS WHEREOF, this Work Letter has been executed by the parties as of the date first referenced above.

“Lessor” MARY AVENUE OFFICE, LLC, a California limited liability company

By:	MAO Management, Inc. a California corporation, its managing member

	By:	/s/ Jay Paul
	Name:	Jay Paul
	Title:	President

“Lessee” BLUE COAT SYSTEMS, INC., a Delaware corporation

By:	/s/ Betsy E. Bayha
Name:	Betsy E. Bayha
Title:	Senior Vice President, General Counsel and Secretary

SCHEDULE 1

TO

EXHIBIT B

TO

MARY AVENUE OFFICE, LLC

FIRST AMENDMENT TO LEASE

TO

BLUE COAT SYSTEMS, INC.

a Delaware corporation

as

LESSEE

for

PREMISES

at

420 N. Mary Avenue

Sunnyvale, California 94086

CONSTRUCTION DRAWINGS REQUIREMENTS

I.	Floor Plans Showing:

1.	Location and type of all partitions.

2.	Location and type of all doors. Indicate hardware and provide keying schedule.

3.	Location and type of glass partitions, windows, and doors. Indicate framing and reference full-height partitions.

4.	Locations of telephone equipment room.

5.	Critical dimensions necessary for construction, with indication of required clearances.

6.	Location and types of all electrical items: outlets, switches, telephone outlets and lighting.

7.	Location and type of equipment that will require special electrical requirements. Provide manufacturers’ specifications for use and operation, including heat output.

8.	Location, weight per square foot, and description of any heavy equipment or filing system.

9.	Requirements for special air-conditioning or ventilation.

10.	Location and type of plumbing.

11.	Location and type of kitchen equipment.

12.	Location, type and color of floor covering, wall covering, paint and finishes.

II.	Details Showing

1.	All millwork with verified dimensions of all equipment to be built in.

2.	Corridor entrance.

3.	Bracing or support of special walls, glass partitions, etc., if desired. If not included with the plans, Lessee’s engineer will design all support or bracing required at Lessee’s expense.

III.	Additional Information

1.	Provide Lessor with Title 24 energy calculations.

EXHIBIT ‘C’

To

MARY AVENUE OFFICE, LLC

FIRST AMENDMENT TO LEASE

to

BLUE COAT SYSTEMS, INC.,

a Delaware corporation

For

PREMISES

at

410 and 420 N. Mary Avenue

Sunnyvale, California

HVAC Base Building System Replacement

Scope of Work

•	Remove 4 existing 75 Ton Trane box Car Units

•	Install 4 new 75 Ton Trane Box Car Units

•	Replace existing rooftop heating systems that serve as the heating for the building (a total of 8 furnaces and 4 air handlers)

•	Interface the new equipment with the recently installed Johnson Metasys System

•	Patching of the roof as needed

•	Crane

•	Disposal of the 4 old Trane Box Car units and 8 Reznor Heaters with 4 air handlers as equipment noted above and removing and disposal of old abandoned control air compressors.

•

Lessor shall elect to either (i) install all necessary pneumatic controls and repair, if needed, the existing VAV boxes or (ii) to require Lessee to do the same subject to reimbursement by Lessor for all costs associated therewith.